EXHIBIT 10(b)

September 22, 2006

Kurt A. Tornquist

28 Fort Hill Street

Fort Fairfield, ME 04742

Dear Kurt:

The following is a summary of your various benefits pursuant to your separation of employment with Maine Public Service effective September 25, 2006.

Severance Pay:  You will receive three weeks of pay at your current base wage for each year of continuous service with the company, a partial year of service shall be prorated.  You have 14.25 years of service with the company, so you will receive 42.75 weeks of pay, which is $98,653.74 (gross) less normal withholdings.  Your severance will be paid in twenty-one (21) equal installments on a bi-weekly basis beginning with the period ending October 8, 2006.

Medical:  Your coverage under the company’s medical plan ceases effective with your separation of employment at the end of the workday on September 25, 2006.  However, in accordance with federal law under “COBRA”, you are eligible for eighteen (18) months of coverage.  The company will continue to make the regular employer contribution amount plus the company’s share of the 2% administrative fee for up to three months of this COBRA coverage for you and your family.  Should you elect COBRA, your share of the premium for the first three months will be $301.83 per month.  Anthem BCBS will send you a monthly invoice, please send the invoice and your check payable to MPS to Ruth Barnes.  Information on COBRA and COBRA election forms are enclosed.

Your COBRA Election Forms must be returned within 60 days of this letter for your coverage to continue.  Please mail to:

Maine & Maritimes Corporation

Ruth Barnes

P. O. Box 789

Presque Isle, ME 04769-0789

Vacation Pay:  Payment for your 247 hours of accrued vacation in the amount of $14,250.02 (gross) will be paid to you on October 12, 2006.

Final Paycheck:  Your final paycheck for the week ending through October 1, 2006, will be processed and paid to you on October 12, 2006.

Health Care Reimbursement Account:  You will have 30 days after September 25, 2006, to submit any claims for expenses incurred during the plan year, prior to and including your separation of employment date, for reimbursement.  Or, if you wish, you can elect to continue participation in the plan on an after-tax basis via COBRA at 102% of your current cost.  An election form is enclosed and must also be returned to Ruth Barnes.

Accidental Death & Dismemberment Insurance:  Your Company provided Group AD&D coverage ceases upon the separation of your employment.

Group Term Life Insurance:  Your Group Term Life Insurance coverage under our Prudential Group Plan terminates with your employment.  However, you have the right to either port or convert your policy to an individual life insurance policy if desired.  If you wish to exercise your conversion privilege, you must make written application for an individual policy and pay the first premium on it within 31 days after the cessation of your insurance.  Conversion forms and information on portability and conversion are enclosed.  Any questions regarding this should be directed to:

Prudential Financial

Group Conversions

290 West Mt. Pleasant Avenue

Mail Stop NJ-11-01-03

Livingston, NJ 07039-2729

Telephone: 877-889-2070

Disability Insurance:  Your short-term and long-term disability insurance ceases upon your separation of employment; however, you may convert your long term disability insurance to an individual policy if you wish.  Conversion forms have been included for your convenience. Any questions regarding this should be directed to:

The Prudential Insurance Company of America

P. O. Box 8769

Philadelphia, PA 19101-8769

Telephone:  1-800-842-1718

Voluntary Accidental Death and Dismemberment Insurance: Your coverage in force ceases upon your separation of employment. You may convert this coverage to an individual policy. Application and premium must be made within 31 days of the separation date.  The amount of insurance cannot be more than the amount in force prior to the separation of employment. Conversion forms have been included for your convenience.

Retirement Savings Plan:  Contributions to your Retirement Savings Account with Bank of America will cease upon your separation of employment. Whereas your account balance exceeds $1,000, you have the following options:

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1.               You may choose to receive payment of your vested account balance in the form of a lump sum distribution as soon as practicable after your separation of employment. If you receive a lump sum distribution and don’t roll it into another plan, such as an IRA or a new employer’s sponsored plan, you will have to pay tax in addition to a 10% penalty on the distribution.

2.               You may leave your funds in the Company’s Plan and continue to direct the investment of your vested account balance until 60 days after the end of the plan year in which you attain age 65. If you do not select an earlier date, your account will be distributed in a lump sum or in installments, if you have so elected, when you attain age 65.

Enclosed is a Special Tax Notice for your review.  A distribution package will be sent to you from the Bank of America.  If you have any questions, please contact:

Vivian Sawyer

Bank of America

100 Middle Street, 3rd Floor

Portland, ME 04101

(207) 874-5622

Defined Benefit Pension Plan:  Upon your separation of employment you will have met the Years of Vesting Service under the Company’s pension plan for a non-forfeitable benefit. A statement of benefits will be provided by Bank of America as soon as feasible following your separation of employment.

Expenses:  If you have any expenses you have not yet reported, please complete the expense report that is included with this package within the next ten days.  Send the completed form to Ruth Barnes for processing.

We encourage you to contact the Presque Isle Career Center at 66 Spruce Street in Presque Isle, telephone number (207) 760-6300.  This is a free outplacement service including resume writing, career development, job search assistance and education assistance. The Maine Career Center website also has job search information along with a number of links to internet job sites; address is www.mainecareercenter.com.  Additionally, the Company will provide you notice of any internal positions that become available for the next twelve months.

If you have any questions, please don’t hesitate to contact me.  Best wishes in your future endeavors.

Sincerely,

/s/ Mark M. Hovey
Mark M. Hovey
Vice President, Human Resources
and Organizational Development

Enclosures

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RELEASE

The undersigned employee hereby agrees:

1.             As consideration for this Release, I will receive three (3) weeks of pay at my current salary for each year of my prior service with the Company as severance pay, less all appropriate federal, state and local taxes, Social Security and FICA withholdings, together with the benefits described in Paragraph 2 (the “Settlement Amount”).  A partial year of service shall be pro-rated.  The Settlement Amount represents additional compensation which I acknowledge to be in excess of accrued vacation and regular compensation earned to date.  I understand that I will receive the Settlement Amount as part of the Company’s regular payroll cycle, and not in a lump sum.  I understand that I was not already entitled to receive the Settlement Amount, that I am required to sign this Release in order to obtain the Settlement Amount, and that the Settlement Amount constitutes consideration for this Release.

2.             The Company will continue to make the regular employer contribution towards my medical insurance under COBRA plus the Company’s share of the 2% administrative fee either through payroll deduction or reimbursement directly to the provider if I provide evidence of payment.  Such payments will be made until I have secured alternative coverage through a new employer but not more than three months.  All other employer sponsored programs shall terminate as of my termination date.

3.             For myself and my heirs, representatives, successors and assigns, I hereby release and discharge Maine & Maritimes Corporation and all of its affiliates, subsidiaries, officers, shareholders, directors, agents, attorneys, employees, successors, and assigns (collectively the “Company”), from any and all actions, claims or demands for damages, costs, contribution, indemnification, or any other thing whatsoever, on account of, or in any way arising out of my employment with the Company at any time prior to the date hereof.  This Release covers both claims that I know about and claims that I may not know about as of the date of this Release.

4.             I expressly and voluntarily waive and release any and all rights or claims arising out of my employment or termination from employment at the Company, including but not limited to (a) any and all claims of discrimination on account of age, race, gender, religion, physical or mental disability, (b) any claim of sexual harassment, (c) any claim of retaliation for exercising rights under state or federal law, (d) any claim of wrongful discharge, termination, demotion, or discrimination, (e) any claim of physical injury or emotional distress, or (f) any claims to further or future employment, whether based upon the Maine Workers’ Compensation Act, the Maine Human Rights Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act (“ERISA”) the Federal Family & Medical Leave Act, the Maine Family Medical Leave Act, the Maine or Federal Fair Labor Standards Act, or any other federal, state, or local law relating to employment or discrimination.

5.             I agree that I will not commence any lawsuit against the Company in violation of this Release.  If I violate this covenant not to sue, I will pay all costs and expenses of defending against my lawsuit that the Company or any person associated with the Company may incur, including, but not limited to, reasonable attorneys’ fees.

6.             I have been advised of my right to a period of at least twenty-one (21) days in which to consider this Release before signing, have been advised in writing of my right to consult an attorney before executing this Release, and understand that I have a period of seven (7) days following the execution of this Release in which to revoke by a written revocation any provisions relating to age discrimination claims, including claims under the Age Discrimination in Employment Act, or any other claims which I may have under any other federal, state or local law relating to employment or discrimination.  I understand the terms of this Release, including any terms specifically relating to age discrimination claims as well as any other claims arising under any other federal, state or local law relating to employment or discrimination, and understand that the seven (7) day revocation period shall commence on the date of execution and that this Release shall become valid and enforceable on the 8th day following execution.

7.             I have signed this Release freely and voluntarily, and I have not been threatened or coerced into signing this Release.  If I have signed this Release less than 21 days after it was furnished to me, I have done so for my own personal reasons and with the understanding that I could have taken the full 21 days to consider this agreement.

Kurt A. Tornquist	9/27/06
Employee Name (print)	Date

/s/ Kurt A. Tornquist
Employee Signature

Sherri Jordan
Witness Name (print)

/s/ Sherri Jordan
Witness Signature

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